Exhibit 99.2

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION AND NON-GAAP RECONCILIATION

2019 REVISED SEGMENT DATA AT 2020 FIXED CURRENCY EXCHANGE RATES

(unaudited)

(millions)	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31	December 31
Net Sales
Global Industrial	$1,397.4	$1,501.2	$1,517.5	$1,580.3	$5,996.4
Global Institutional	1,020.2	1,112.5	1,150.6	1,128.8	4,412.1
Global Healthcare and Life Sciences	227.0	252.8	243.9	255.3	979.0
Upstream Energy	581.7	592.2	595.8	583.2	2,352.9
Other	274.7	306.2	323.1	307.7	1,211.7
Subtotal at fixed currency	3,501.0	3,764.9	3,830.9	3,855.3	14,952.1
Effect of foreign currency translation	4.4	(5.5)	(13.0)	(31.7)	(45.8)
Total reported GAAP net sales	$3,505.4	$3,759.4	$3,817.9	$3,823.6	$14,906.3

Operating Income
Global Industrial	$181.2	$240.9	$268.3	$290.2	$980.6
Global Institutional	176.2	236.0	282.9	252.2	947.3
Global Healthcare and Life Sciences	27.3	33.8	39.1	34.9	135.1
Upstream Energy	36.5	41.6	56.5	53.3	187.9
Other	28.9	45.5	54.5	51.7	180.6
Corporate	(83.4)	(97.5)	(111.1)	(115.9)	(407.9)
Subtotal at fixed currency	366.7	500.3	590.2	566.4	2,023.6
Effect of foreign currency translation	0.5	(1.7)	(2.6)	(6.0)	(9.8)
Total reported GAAP operating income	$367.2	$498.6	$587.6	$560.4	$2,013.8

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above.

The table also reflects the segment changes noted in Exhibit 99.1, as well as other immaterial changes, including the movement of certain customers and cost allocations between reportable segments.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.